UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-51902	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Short Term Incentive Plan. On June 15, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of InfuSystem Holdings, Inc. (the “Company”) adopted the 2012 Short Term Incentive Plan (the “2012 Plan”) to provide incentive compensation to executive officers and other key employees of management of the Company and its subsidiaries, including executive officers Janet Skonieczny, the Company’s Vice President of Operations, Corporate Secretary, Compliance Officer and Privacy Officer, David Haar, the Company’s Senior Vice President of Sales and Marketing and Thomas Creal, Executive Vice President of First Biomedical, Inc., but excluding the Company’s Chief Executive Officer, Dilip Singh, and Chief Financial Officer, Jonathan Foster.

Payments under the 2012 Plan will be based 20% on the achievement of Company performance targets and 80% on the achievement of individual business unit performance targets. For each of the Company and the individual business units, the Committee has established two financial targets, Revenue (20%) and Operating Income (80%), as the performance targets for the 2012 Plan, and each will be as defined by U.S. GAAP and based on audited financial results. Operating Income will not include option grants to the Board of Directors (the “Board”), Chief Executive Officer or Chief Financial Officer; incentive bonus awards to the Chief Executive Officer or Chief Financial Officer; charges associated with a refinancing of the Company’s credit facility; penalties for not refinancing the Company’s credit facility prior to July 31, 2012; charges associated with the acceleration of vesting of existing or future stock or option awards according to their terms; other bonus, retention or incentive compensation not yet announced; and charges related to other one-time events. Based on the determination of the objectives under the Company and the individual business units, the maximum payout percentage earned by the participants ranges from 85% (at 85% achievement of performance targets) to 175% (at 150% achievement of performance targets). No 2012 Plan bonus will be paid if the Operating Income falls below 85% of the Board-approved annual operating target of an individual business unit. Further, payments under the 2012 Plan for achieving less than 100% of a Board-approved target will only be paid if the achieved Revenue or Operating Income of the Company or business unit, as applicable, is better than that achieved by the Company or business unit in the prior year. If the Company’s consolidated Operating Income is less than 85% of the target, the Committee has discretion to make awards under the 2012 Plan, subject to Board approval. The Board reserves the right to award bonuses under the 2012 Plan in shares of restricted stock in lieu of cash payments.

The target bonus that an eligible employee may receive under the 2012 Plan is based upon the employee’s level of responsibility and market factors. The target bonuses that executive officers Ms. Skonieczny, Mr. Haar and Mr. Creal may receive under the 2012 Plan are $150,000, $112,500 and $62,500, respectively.

The plan year for the 2012 Plan runs from January 1 to December 31, 2012, and only those participants who are active employees of the Company (or its subsidiaries) and in good standing as of the end of the plan year are eligible to receive a payment in whole or in part under the 2012 Plan. Employees subject to the 2012 Plan who are hired during the plan year prior to October 1, 2012 will receive a pro-rated incentive target based on the number of months of service to the Company during the plan year and any employee hired after October 1, 2012 will not be eligible to participate in the 2012 Plan. Employees who are promoted or who change positions during the plan year are eligible to receive a pro-rated incentive bonus payment under the 2012 Plan based on the months of service to the Company in each such position. While individual performance does not dictate an eligible employee’s payment under the 2012 Plan, the supervisor of each eligible employee must complete such employee’s performance appraisal prior to payments under the 2012 Plan to such employee. The payment of all bonuses under the 2012 Plan are subject to the final determination of the Committee prior to payment and will be paid, if payable, on or before March 15, 2013.

Severance Plan. On June 15, 2012, the Committee also adopted a formal written severance plan (“Severance Plan”) for executive officers (other than Mr. Singh, Mr. Foster and Ryan Morris, Executive Chairman of the Board) and certain other key employees of the Company. If the employment of any such individual is involuntarily terminated by the Company for reasons other than cause, as of the termination date, all of such individual’s existing equity grants that would have otherwise vested according to their terms in the year in which the termination date occurs, will vest immediately on a pro-rata basis up through the date of termination. Further, for a period of six months following the date of termination, the individual will receive the continuation of his/her base salary; continued coverage under the Company’s group health plans, as in effect from time to time, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the terms of the applicable plan; outplacement services; and the ability to exercise any vested equity grants.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Jonathan P. Foster
Jonathan P. Foster
Chief Financial Officer

Dated: June 21, 2012